Exhibit 12(c)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,

AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

		Successor		Predecessor
		Year Ended December 31, 2008	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
					2006	2005	2004
		(millions of dollars, except ratios)
	EARNINGS:
	Income (loss) from continuing operations before extraordinary gain/(loss) and cumulative effect of changes in accounting principles	$(9,039)	$(1,266)	$1,306	$2,501	$1,816	$672
Add:	Total federal income tax expense (benefit)	(504)	(675)	618	1,306	882	282
	Fixed charges (see detail below)	4,518	715	394	387	668	651
	Preferred dividends of subsidiaries	—	—	—	—	—	—

	Total earnings (loss)	$(5,025)	$(1,226)	$2,318	$4,194	$3,366	$1,605

	FIXED CHARGES:
	Interest expense	$4,492	$709	$370	$364	$633	$607
	Rentals representative of the interest factor	26	6	24	23	35	44

	Fixed charges deducted from earnings	4,518	715	394	387	668	651
	Preferred dividends of subsidiaries (pretax) (a)	—	—	—	—	—	—

	Total fixed charges	4,518	715	394	387	668	651

	Preference dividends of registrant (pretax) (a)	—	—	—	—	4	3

	Fixed charges and preference dividends	$4,518	$715	$394	$387	$672	$654

	RATIO OF EARNINGS TO FIXED CHARGES (b)	—	—	5.88	10.84	5.04	2.47

	RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (b)	—	—	5.88	10.84	5.01	2.45

(a)	Preferred/preference dividends multiplied by the ratio of pretax income to net income.
(b)	Fixed charges and combined fixed charges and preference dividends exceeded earnings by $9.543 billion for the year ended December 31, 2008. Fixed charges and combined fixed charges and preference dividends exceeded earnings by $1.941 billion for the period from October 11, 2007 through December 31, 2007.

		Successor
		Six Months Ended June 30,
		2009	2008
		(millions of dollars, except ratios)
	EARNINGS:
	Net income (loss) from continuing operations	$419	$(4,528)
Add:	Total federal income tax expense (benefit)	294	(2,480)
	Fixed charges (see detail below)	890	1,469
	Preferred dividends of subsidiaries	—	—

	Total earnings (loss)	$1,603	$(5,539)

	FIXED CHARGES:
	Interest expense	$878	$1,456
	Rentals representative of the interest factor	12	13

	Fixed charges deducted from earnings	890	1,469
	Preferred dividends of subsidiaries (pretax) (a)	—	—

	Total fixed charges	890	1,469

	Preference dividends of registrant (pretax) (a)	—	—

	Fixed charges and preference dividends	$890	$1,469

	RATIO OF EARNINGS TO FIXED CHARGES (b)	1.80	—

	RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (b)	1.80	—

(a)	Preferred/preference dividends multiplied by the ratio of pretax income to net income.
(b)	Fixed charges and combined fixed charges and preference dividends exceeded earnings by $7.008 billion for the six months ended June 30, 2008.